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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                                                             Year ended December 31,
                                              -----------------------------------------------------
                                                1994       1993       1992       1991       1990
                                              ---------  ---------  ---------  ---------  ---------
                                                             (Thousands of dollars)
Income
  Income before income taxes and cumulative
     effect of changes in accounting
     principles                                $259,110   $225,784   $203,913   $196,886   $189,052
                                               --------   --------   --------   --------   --------
  Fixed charges to be added back to
     income --
     Interest and debt expense                  334,084    324,211    370,884    395,703    392,040
     Rentals (one-third of all rent and
       related costs charged to income)          13,942     14,378     15,460     14,915     14,226
                                               --------   --------   --------   --------   --------
          Total fixed charges                   348,026    338,589    386,344    410,618    406,266
                                               --------   --------   --------   --------   --------
Income before income taxes, cumulative
  effect of changes in accounting principles
  and fixed charges                            $607,136   $564,373   $590,257   $607,504   $595,318
                                               ========   ========   ========   ========   ========
Ratio
  Number of times fixed charges covered by
     income before income taxes, cumulative
     effect of changes in accounting
     principles, and fixed charges               1.7        1.7        1.5        1.5        1.5
                                                 ===        ===         ===       ===        ===


                                       S-3